Exhibit 99.1

i-80 Gold Announces Resignation of Eva Bellissimo from Board of Directors

RENO, NEVADA, October 23, 2025 – i-80 GOLD CORP. (TSX:IAU) (NYSE American:IAUX) (“i-80 Gold”, or the “Company”) announces that Eva Bellissimo has notified the Company of her intention to step down from its Board of Directors (the “Board”) effective October 31, 2025, to focus on her expanded professional responsibilities following her appointment as National Practice Group Leader of the Business Law Group at McCarthy Tétrault LLP last year, where she also co-leads their Global Metals & Mining Group.

Ms. Bellissimo has served as a Director of i-80 Gold since its inception in 2021, and most recently served as Chair of the Corporate Governance and Nominating Committee. Ms. Bellissimo was previously a director of Premier Gold Mines Limited, from which the Company was spun out following its acquisition by Equinox Gold Corp. in 2021.

“Eva has been a strong and dedicated Board member whose insight and experience have been highly valuable as we advanced an industry-leading pipeline of projects.” stated Ron Clayton, Chairman of the Board. “On behalf of the Board and management team of i-80 Gold, we thank Eva for her service, commitment to good governance, and meaningful contributions to the Company’s growth.”

i-80 Gold intends to maintain a Board composition of at least seven seats and will seek to fill the vacancy with a candidate whose experience and skill set will bring valuable contributions to advancing the Company’s new development plan towards creating a Nevada-focused mid-tier gold producer.

About i-80 Gold Corp.

i-80 Gold Corp. is a Nevada-focused mining company committed to building a mid-tier gold producer through a new development plan to advance its high-quality asset portfolio. The Company is the fourth largest gold mineral resource holder in the state with a pipeline of high-grade development and production-stage projects strategically located in Nevada’s most prolific gold-producing trends. Leveraging its central processing facility following an anticipated refurbishment, i-80 Gold is executing a hub-and-spoke regional mining and processing strategy to maximize efficiency and growth. i-80 Gold’s shares are listed on the Toronto Stock Exchange (TSX: IAU) and the NYSE American (NYSE: IAUX). For more information, visit www.i80gold.com.

For further information, please contact:

Leily Omoumi, SVP Corporate Development & Strategy

1.866.525.6450

info@i80gold.com

www.i80gold.com